Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (No. 333-225769, 333-230520, 333-237133 and 333-254161) on Form S-8 and the registration statement (No. 333-261774) on Form S-3 of our report dated March 17, 2022, with respect to the consolidated financial statements of Kezar Life Sciences, Inc. and subsidiary.

/s/ KPMG LLP

San Francisco, California
March 17, 2022